[INFODATA LOGO]

For Immediate Release

CONTACT: Norman F. Welsch
Chief Financial Officer
703-773-4841

INFODATA REPORTS EIGHTH CONSECUTIVE QUARTERLY PROFIT

Herndon, VA. – May 11, 2004– Infodata Systems Inc., (OTCBB:INFD) a leader in delivering content management solutions for regulatory compliance and operational efficiency, today announced financial results for the quarter ended March 31, 2004. Net income for the current quarter was $123,000, or $.02 per share, compared to $174,000, or $0.03 per share, for the same quarter last year. Revenue for the quarter was $2,242,000, an increase of $39,000, or 1.8%, over revenue of $2,203,000 for the preceding quarter ended December 31, 2003. Revenue for the same quarter last year was $2,267,000. The current quarter’s results reflect the eighth consecutive profitable quarter and the third consecutive quarter of revenue growth for the Company.

Cash and cash equivalents during the first quarter increased by $263,000, to $1,685,000 at March 31, 2004, and net working capital increased by $175,000, to $2,094,000.

Services revenue increased to $1,764,000, or 78.7% of total revenue in the current quarter, up from $1,531,000, or 67.5% of total revenue in the same quarter last year. License fee revenue from the sale and support of proprietary products was $476,000, or 21.2 % of total revenue in the current quarter. This compares to license fee revenue of $736,000, or 32.5% of total revenue in the same quarter last year, which included a large enterprise-class sale of the Company’s proprietary AnnoDoc® product. Gross profit in the current quarter was $959,000, or 42.8% of revenue, compared to $1,186,000, or 52.3% of revenue in the same quarter last year.

Edwin Miller, president and chief executive officer of Infodata, said, “We are pleased that for eight consecutive quarters we have reported profitability. We have had three consecutive quarters of improving revenue in which we have laid the foundation for increased future growth in revenue and profit. Concurrently, we continue to build our sales and marketing effort and invest in expanding our compliance driven software and solutions offerings. These initiatives will further add to our backlog and pipeline of new business opportunities, increasing our revenue and profit in 2004.”

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First Quarter 2004 Results Live Audio Webcast

Infodata has scheduled a live audio Webcast on Tuesday, May 18, 2004, at 4:30 p.m. EST (1:30 pm PST). Management will review first quarter 2004 financial results, and a question-and-answer session will follow to discuss the results and the Company’s 2004 operating plans.

Interested parties can participate in the audio conference by accessing (800) 810-0924 in the U.S., or (913) 981-4900 for international participants; passcode 734298.

For those who would like to view the Webcast presentation, they may log onto: http://www.placeware.com/cc/vcc/A?id=w734298&pw=929571

If you are a first time Webcast participant, you may go to the following address to check your system: http://www85.placeware.com/cc/vcc/check

Should there be any technical issues, dial technical support at 888-569-3848.

A replay will be available over the Internet beginning at approximately 7 p.m. EST, May 18, 2004, through 7 p.m. EST May 25, 2004. To access the Webcast and audio replay, go to Infodata’s homepage: http://www.infodata.com/company_investor.html

About Infodata Systems Inc.

Infodata Systems Inc. is a leading provider of compliance-driven content management solutions. We deliver solutions via our Content Management Services Layer (CMSL) that enhances the ability of enterprise content management (ECM) systems to solve regulatory compliance and operational efficiency issues. For our customers, translating their business needs into the proper technology implementation gives them the opportunity to efficiently manage their tremendous volume of content, while expanding automation, streamlining processes, and improving the manipulation of content during its various lifecycle stages. Based just outside Washington, D.C., in Herndon, VA, Infodata has over 35 years of proven ability in providing comprehensive content management solutions to the Life Sciences, Financial Services, Intelligence and Government communities. For more information, visit us on the Internet at www.infodata.com.

Except for the historical information contained herein, this press release contains forward-looking statements that involve risk or uncertainties. Future operating results of Infodata may differ from the results discussed or forecasted in the forward-looking statements due to factors that include, but are not limited to, risks associated with customer relations, such as the availability of Infodata’s products and services, customer implementation of products and services, relationships with customers, third-party vendors and systems integrators, concentration of revenue in a relatively small number of customers, existence of errors or defects in products, ability to successfully manage growth, significant current and expected additional competition and the need to continue to expand product distribution and services offerings. Further information on potential factors that could affect the financial results of Infodata are included in Infodata’s Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and its other filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Infodata assumes no obligation to update the information in this press release.

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INFODATA SYSTEMS INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Operations
(Amounts In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended March 31,
	2004	2003
Revenues	$2,242	$2,267
Cost of revenues	1,283	1,081

Gross profit	959	1,186
Operating expenses	838	1,014

Operating profit	121	172
Interest, net	2	2

Net income	$123	$174

Net income per share - basic	$.02	$.03

Net income per share - diluted	$.02	$.03

Weighted average shares outstanding - basic	5,038	4,998

Weighted average shares outstanding - diluted	5,743	5,423

INFODATA SYSTEMS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands) (Unaudited)

	March 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$1,685	$1,422
Certificates of deposit	103	103
Accounts receivable, net	1,809	2,141
Other current assets	87	66

Total current assets	3,684	3,732
Property and Equipment, net	226	228

Total assets	$3,910	$3,960

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$145	$190
Accrued expenses	698	803
Other current liabilities	81	70
Deferred revenue	666	750

Total current liabilities	1,590	1,813
Total shareholders' equity	2,320	2,147

Total liabilities and shareholders' equity	$3,910	$3,960

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INFODATA SYSTEMS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Amounts in Thousands)
(Unaudited)

	Three Months Ended March 31,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$123	$174
Adjustments to reconcile net income to cash provided by operating activities:
Stock based compensation expense	10	6
Depreciation and amortization	19	25
Changes in operating assets and liabilities:
Accounts receivable	332	(28)
Prepaid expenses and other current assets	(21)	(3)
Accounts payable	(45)	31
Accrued expenses	(105)	76
Other current liabilities	21	--
Deferred rent	15	--
Deferred revenue	(84)	(48)

Net cash provided by operating activities	265	233

CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchases of property and equipment	(42)	(22)

Net cash used in investing activities	(42)	(22)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments under line of credit	--	(55)
Common stock subscribed	37	--
Issuance of common stock	3	3

Net cash provided by (used in) financing activities	40	(52)

Net increase in cash and cash equivalents	263	159
Cash and cash equivalents at beginning of period	1,422	1,298

Cash and cash equivalents at end of period	$1,685	$1,457

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